CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated November 27, 2006, relating to the financial statements of CrossPoint Energy Company (formerly Electrum Mining Limited) for the year ended September 30, 2006, and to the reference to our Firm under the caption “Experts” in the Prospectus.

CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, California
January 25, 2007